Exhibit 99.1

Corporate Office

37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES CALIFORNIA INSTRUMENTS CORPORATION
—Broadens Scope of Power Instruments Business—

Paoli, PA, December 14, 2007 — AMETEK, Inc. (NYSE: AME) today announced it has acquired privately held California Instruments Corporation. Based in San Diego, California Instruments is a leader in programmable alternating current (AC) power sources used to test electrical and electronic products. California Instruments has annual sales of approximately $22 million.

“California Instruments is a leader in the niche market for programmable AC power sources with an especially strong position in the high-power segment of the market and a solid roster of long-standing blue-chip customers,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“This acquisition broadens the scope of our Power Instruments business, which produces power quality monitoring and metering instrumentation, and further expands our presence in the attractive electronic test and measurement equipment market,” adds Mr. Hermance.

California Instruments is the global leader in programmable AC power sources used to test electrical and electronics products by simulating various input voltages, frequencies and potentially harmful line transients. These products are used in design verification testing, manufacturing, quality assurance and regulatory compliance by its customers in the computer, consumer electronics, industrial controls, and aerospace and defense industries.

California Instruments joins AMETEK as part of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments. AMETEK EIG sells its instruments to the process and analytical, aerospace, power, and industrial markets worldwide and had 2006 sales of more than $1 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of $2 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

—MORE—

Exhibit 99.1

AMETEK ACQUIRES CALIFORNIA INSTRUMENTS CORPORATION

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #